EXHIBIT 99(b)
                          FINANCIAL STATEMENTS OF THE
                           USPCI, INC. SAVINGS PLAN
                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1993

                          USPCI, INC. SAVINGS PLAN

                             TABLE OF CONTENTS


                                                                      Page
                                                                      ----

INDEPENDENT AUDITORS' REPORT                                           F-2


FINANCIAL STATEMENTS AS OF DECEMBER 31, 1993 AND 1992 AND
  FOR THE YEARS THEN ENDED:

  Statements of Net Assets Available for Benefits                      F-3

  Statements of Changes in Net Assets Available for Benefits           F-4

  Notes to Financial Statements                                     F-5 - F-7


SUPPLEMENTAL SCHEDULES AS OF DECEMBER 31, 1993 AND
  FOR THE YEAR THEN ENDED:

  Assets Held for Investment                                          F-8

  Five Percent Reportable Transactions                                F-9

INDEPENDENT AUDITORS' REPORT

To the Trustee and Participants of the
   USPCI, Inc. Savings Plan
Houston, Texas

We have audited the accompanying statements of net assets available for benefits of the USPCI, Inc. Savings Plan (the "Plan") as of December 31, 1993 and 1992, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 1993 and 1992, and the changes in net assets available for benefits for the years then ended in conformity with generally accepted accounting principles.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules listed in the Table of Contents are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These schedules are the responsibility of the Plan's management. Such schedules have been subjected to the auditing procedures applied in our audit of the basic 1993 financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.


/s/DELOITTE & TOUCHE
Houston, Texas

May 13, 1994

USPCI, INC. SAVINGS PLAN


STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS,
DECEMBER 31, 1993 AND 1992



                                                        1993                   1992
                                                     -----------           -----------
ASSETS:
     Investments                                     $12,686,279           $ 9,812,697
     Loans                                               725,485               512,135
     Contributions receivable:
        Employer                                          46,999
        Employee                                         182,962               193,217
                                                     -----------           -----------
NET ASSETS AVAILABLE FOR BENEFITS                    $13,641,725           $10,518,049
                                                     ===========           ===========




See notes to financial statements.

USPCI, INC. SAVINGS PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1992


                                                       1993            1992
                                                    -----------     -----------
ADDITIONS:
     Investment income:
        Interest and dividend income                $   714,341     $   502,824
        Net appreciation in fair value
           of investments                               418,433         203,647
                                                    -----------     -----------
          Total                                       1,132,774         706,471
                                                    -----------     ----------
     Employer contribution                              398,970         384,145
     Employee contributions                           2,522,022       2,392,656
     Rollover contributions                             176,584         262,772
     Interest on loans                                   47,750          38,596
                                                    -----------     -----------
              Total additions                         4,278,100       3,784,640
                                                    -----------     -----------

DEDUCTIONS - Benefit payments                         1,154,424         824,901
                                                    -----------     -----------
INCREASE IN NET ASSETS AVAILABLE FOR BENEFITS         3,123,676       2,959,739

NET ASSETS AVAILABLE FOR BENEFITS, JANUARY 1         10,518,049       7,558,310
                                                    -----------     -----------
NET ASSETS AVAILABLE FOR BENEFITS, DECEMBER 31      $13,641,725     $10,518,049
                                                    ===========     ===========





See notes to financial statements.

USPCI, INC. SAVINGS PLAN


NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1992


1.    PLAN DESCRIPTION
      ----------------
      General - The USPCI, Inc. Savings Plan (the "Plan"), sponsored by USPCI, Inc., and participating subsidiaries (the "Company"), was established January 1, 1991. The Plan amended and restated the Profit Sharing Plan for Employees of USPCI Group (the "Predecessor Plan"), which was established January 1, 1987. The Plan is a defined contribution plan.
      All employees of the Company, other than temporary employees, are eligible to participate in the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974.

      Contributions - Eligible participants may contribute up to 13 percent of their salary through payroll deductions before taxes. The Company may match up to 3 percent of an employee's salary that is contributed. The Company's contributions to the Plan for 1993 and 1992 were $398,970 and $384,145, respectively.

      Participant Accounts - A separate account is maintained for each participant by Vanguard Fiduciary Trust Company (the "Trustee"). The account balances for participants are adjusted on each valuation date as follows:

      . Participant accounts are reduced by any payments made from the accounts since the preceding valuation date.

      . Participant accounts are increased or reduced by the participant's allocable share of the net amount of income, gains and losses, and expenses of such applicable investment fund since the preceding valuation date.

      . Participant accounts are credited for any contributions made since the preceding valuation date.

      Vesting - Participants are fully vested in their plan account balances attributable to their own contributions. Vesting in the account balance attributable to Company contributions follows a sliding scale according to which participants are vested in their accumulated plan benefits
      33 1/3% after three years of service; 66 2/3% after four years of service; and 100% after five years of service. Upon termination, nonvested portions of participant account balances are forfeited. The amounts forfeited by terminated participants reduce employer contributions. Forfeitures applied in 1993 and 1992 were approximately $293,913 and $190,700, respectively.

      Payment of Benefits - Upon retirement at the age of 65, death or disability (if earlier), or termination of employment (in the case of vested benefits), the balance in the separate account will be paid to the participant or his beneficiaries in a single-sum distribution. Benefits payable to withdrawn participants at December 31, 1993 and 1992 were $52,959 and $13,566, respectively, and are included in net assets available for benefits.

      Termination - While the Company has not expressed any intent to terminate the Plan, it is free to do so at any time. In the event of termination, each participant automatically becomes vested to the extent of the balance in his or her separate account.

      Administration - The Plan is administered by a committee (the "Plan Administrator") appointed by the Company.

      Loans - Participants may borrow the lesser of (i) $50,000 or (ii) 50% of the vested account balance. Loans bear interest at a rate determined by the Plan Administrator and may be repaid over a period of up to five years. No loans are made for less than $1,000. The loans are secured by the pledge of one-half of the participant's entire account balance.

2.    ACCOUNTING POLICIES
      -------------------
      Determination of Tax Qualification - No provision for federal income taxes has been made in the financial statements of the Plan. The Internal Revenue Service has determined and informed the Company by letter dated March 1, 1989 that the Predecessor Plan is qualified and the trust fund established under this plan is tax-exempt, under the appropriate sections of the Internal Revenue Code of 1986, as amended (the "Code"). The Plan has been amended and restated since receiving the determination letter. However, the Company and the Plan Administrator believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Code. Therefore, they believe that the Plan was qualified and the related trust was tax-exempt as of the financial statement dates. As a result, the Company's contributions to the trust are not currently taxable when made, and income from any source is not taxable when realized by the trust.

      Investment Valuation - Values for securities are based on the quoted net asset value (redemption value) of the respective investment company at plan period end. Collective investment funds are valued at their contract values, which approximate fair value.

3.    INVESTMENTS
      -----------

      The following table presents the fair values of investments as determined by quoted net asset value:

                                                             December 31,
                                                        1993             1992
                                                        ----             ----
           Shares of registered investment
              companies:
               Wellington Fund                        $ 4,139,408      $3,037,509
               VMMR - Prime Portfolio                      95,653         151,165
               Windsor II                               4,166,200       2,888,022
               U.S. Growth Fund                           168,739
             Common/collective trust -
                investment contract trust               4,116,279       3,736,001
                                                      -----------      ----------
        Total investments at fair value               $12,686,279      $9,812,697
                                                      ===========      ==========


4.    RELATED PARTY TRANSACTIONS
      --------------------------
      During the years ended December 31, 1993 and 1992, the Plan purchased and sold shares and units of registered investment companies and common/collective trust funds managed by the Trustee as shown below.

                                       1993                            1992
                              ----------------------------    -------------------------
                                            Sales, at                     Sales, at
                              Purchases     Current Values    Purchases   Current Value
                              ----------    --------------    ----------  -------------
    Wellington Fund           $1,542,533      $  654,060      $1,311,667    $446,751
    VMMR-Prime Portfolio         239,433         294,945         279,662     190,727
    Windsor II                 1,543,384         476,145       1,268,547     365,957
    Investment Contract Trust  1,395,167       1,007,581       1,516,643     776,748
    U.S. Growth Fund             195,516          28,236

5.      PLAN AMENDMENT
        --------------
        Effective January 1, 1994, the Plan was amended to include Union Pacific Corporation's $2.50 par value Common Stock as an investment alternative. The Company's matching contributions were also increased to equal 50% of an employee's contributions up to 5% of compensation. Employees hired after December 31, 1993 must satisfy a one-year service requirement for participation.

USPCI, INC. SAVINGS PLAN

Item 27a - SUPPLEMENTAL SCHEDULE OF ASSETS HELD FOR INVESTMENT,
DECEMBER 31, 1993

                                                       Number of
   Identity of                Description of           Units of                    Current
 Issuing Institution            Investment             Par Value       Cost        Value
- - - --------------------            -----------            ----------      ----        ------
INVESTMENTS:
 Wellington Fund*        Shares of Registered
                         Investment Company              202,912   $ 3,844,076   $ 4,139,408

 VMMR - Prime Portfolio* Shares of Registered
                         Investment Company               95,653        95,653        95,653

 Windsor II*             Shares of Registered
                         Investment Company              244,495     3,833,056     4,166,200

  U.S. Growth Fund*      Shares of Registered
                         Investment Company               11,302       167,249       168,739

 Investment Contract
     Trust*              Common/Collective Trust       4,116,279     4,116,279     4,116,279
                                                                   -----------  ------------

TOTAL INVESTMENTS                                                  $12,056,313   $12,686,279
                                                                   ===========   ===========

LOANS                    Maturing over 1 to 4 years
                          with interest rates ranging
                          from 8% to 10.5%                            $725,485      $725,485
                                                                   ===========   ===========





* Party-in-interest

USPCI, INC. SAVINGS PLAN

Item 27d - SUPPLEMENTAL SCHEDULE OF FIVE PERCENT
REPORTABLE TRANSACTIONS
FOR THE YEAR ENDED DECEMBER 31, 1993
                                                                                       Current Value
                                                                           Cost of     of Asset on
Identity of          Description of            Purchase       Selling      Asset       Transaction
Party Involved       Assets                    Price          Price        Sold        Date              Gain
- - - --------------       --------------            --------       -------      -------     -------------     ----

Single Transactions:
- - - --------------------

None


Series of Transactions:
- - - -----------------------
Vanguard Fiduciary
Trust Company*       Wellington Fund:
                      Purchases (72)         $1,542,533                                 $1,542,533
                      Sales (110)                           $  654,060    $  600,987       654,060      $53,073


                     Windsor II:
                      Purchases (82)          1,543,384                                  1,543,384


                     Investment Contract
                      Trust:
                     Purchases (129)          1,395,167                                  1,395,167
                     Sales (130)                             1,007,581     1,007,581     1,007,581


* Party-in-interest